Company Contacts:	Media Contact:
Restore Medical, Inc.	Lois Paul & Partners

J. Robert Paulson, Jr., CEO Melissa Zipin (Melissa_Zipin@lpp.com)

Christopher R. Geyen, CFO (651) 634-3111 www.restoremedical.com	(781) 782-5726 Investor Contacts:
Lippert/Heilshorn & Associates, Inc.

Kim Sutton Golodetz (Kgolodetz@lhai.com) (212) 838-3777 Bruce Voss (Bvoss@lhai.com) (310) 691-7100

RESTORE MEDICAL REPORTS PRELIMINARY THIRD QUARTER
NET SALES, REVISES 2006 FINANCIAL GUIDANCE

ST. PAUL, Minn. (October 11, 2006) – Restore Medical, Inc. (NASDAQ: REST), developer of the innovative Pillar® Palatal Implant System – a simple, minimally-invasive treatment for individuals suffering from snoring and mild-to-moderate obstructive sleep apnea (OSA) – today announced that net sales for the third quarter of 2006 are expected to be approximately $1.2 million, of which approximately 90% are from domestic customers. The Company also expects net sales for 2006 of $6.0 million to $6.3 million, compared with previous guidance for 2006 net sales of $7.8 million to $8.2 million.

Following the Company’s IPO in May, Restore Medical began an expansion of its U.S. sales force and initiated a series of sales and marketing programs designed to accelerate adoption of the Pillar Procedure. Slower-than-expected implementation of the marketing initiatives at the physician practice level, combined with short-term field disruptions caused by changes in the size, structure and focus of the U.S. sales organization, resulted in third quarter revenue that did not meet the Company’s expectations.

Bob Paulson, President and CEO of Restore Medical, stated, “During the third quarter, we experienced many of the challenges common to companies that seek to rapidly build and enhance their sales organizations in developing markets, as well as expected softness in international sales. We understand the challenges and have made important changes to the structure and focus of our U.S. and international sales organizations, and are making adjustments to our marketing programs, all of which we expect will positively impact near-term and longer-term growth. One of the most notable changes was hiring Craig Palmer, an accomplished medical device sales executive, who will lead the ongoing expansion and evolution of the U.S. sales team. We expect to have sales representatives in 20 U.S. territories by the end of the year, along with an experienced regional sales management team to lead them.”

Restore Medical plans to release third quarter financial results and hold an investment community conference call on October 26, 2006.

About Restore Medical and the Pillar Procedure
Restore Medical develops, manufactures and markets innovative medical devices to treat sleep-disordered breathing. The Company’s proprietary Pillar® Palatal Implant System is the only implantable palatal device to treat snoring and mild-to-moderate obstructive sleep apnea to be approved by the U.S. Food and Drug Administration and Health Canada, and to have received the CE Mark for sale in the European Union. The Pillar Palatal Implant System is sold throughout the U.S. and Canada, and in various countries in Asia Pacific, Europe, South America and the Middle East.

For more information about Restore Medical, the Pillar Procedure and physicians who offer the Pillar Procedure, visit the Company’s website at www.restoremedical.com or www.pillarprocedure.com.

Forward-Looking Statements
Except for historical information, this press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements included in this press release that address activities, events or developments that Restore Medical expects, believes or anticipates will or may occur in the future, including, particularly, statements about its expected growth in net sales, sales force hires, future financial and operating results and financial guidance, are forward-looking statements. All forward-looking statements are based on assumptions made by Restore Medical’s management based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the Company’s control, and which could cause actual results or events to differ materially from those expressed in such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, market demand and acceptance of the Company’s products, competitive factors, pricing and third-party reimbursement for the Company’s products, expansion and rate of success of the Company’s sales force, completion and results of clinical studies, ongoing regulatory compliance, success of new product development, general economic conditions and seasonal trends, and other risks and factors that are discussed in documents filed by Restore Medical with the Securities and Exchange Commission from time to time, including its registration statement on Form S-1 filed on May 12, 2006 (Reg. No. 333-132368) and its Form 10-Q for the quarter ended June 30, 2006. Forward-looking statements represent the judgment of the Company’s management as of the date of this release, and Restore Medical disclaims any intent or obligation to update any forward-looking statements.

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